UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2012 (March 14, 2012)

Triangle Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00733	06-1798488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 Glenwood Avenue, Suite 530, Raleigh, North Carolina		27612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 719-4770

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of the Board of Directors of Triangle Capital Corporation (the “Company”) authorized the Company to establish a non-qualified deferred compensation plan for certain senior executive officers and key employees (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan became effective on March 14, 2012. The Executive Deferred Compensation Plan is an unfunded plan maintained for the purpose of providing participating executives with additional deferred compensation. Pursuant to the Executive Deferred Compensation Plan, the Company will contribute certain amounts for the benefit of the participating executives from time to time. In the future, the Company may allow participating executives to elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their cash bonus. The Company may elect to match a portion of such contributions. Contributions to the Executive Deferred Compensation Plan will earn a fixed rate of return. This rate of return is currently determined to equal the rate of return of a hypothetical investment in a mutual fund providing a return equal to the S&P Total Return Index. Participants will be 100% vested in any elective deferrals, and will vest in any Company contributions ratably over four years from the date of the relevant contribution. Distributions to participants are generally payable upon termination of employment.

A copy of the Plan will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triangle Capital Corporation

Date: March 19, 2012	By:	/s/ Steven C. Lilly
Steven C. Lilly
Chief Financial Officer

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